EXHIBIT 99.1

Media: Heather Woolford, gkv Office (410) 234-2519/Cell (410) 375-2334 heather.woolford@gkv.com	Financial Media and Analysts: Russell Allen, Director — Planning & IR (704) 557-8219 Joe Calabrese, Financial Relations Board (212) 827-3772
IMMEDIATE RELEASE September 8, 2009
Lance, Inc. to Purchase Stella D’oro Brand
Charlotte, NC, — September 8, 2009 — Lance, Inc. (Nasdaq-GS: LNCE) today announced that it has entered into an agreement with Stella D’oro Biscuit Co., Inc. to purchase the Stella D’oro brand as well as certain manufacturing equipment and inventory. Lance will manufacture the Stella D’oro products in its Ashland, Ohio bakery. The Company plans to close on the purchase early in the fourth quarter. Terms of the purchase agreement were not disclosed.
Established in 1932, Stella D’oro is a leading brand in the specialty cookie segment with a rich heritage and strong brand equity. Stella D’oro products include shelf stable cookies, breakfast treats, breadsticks and biscotti that are sold in grocery stores and mass merchants throughout the United States, with a high concentration in the Northeast and Southeast regions of the country.
“We are excited about the opportunity to add the Stella D’oro brand to our growing portfolio of niche snack food brands. We believe that the additional resources that can be provided under the Lance umbrella will help this iconic brand achieve renewed growth,” said David V. Singer, President and Chief Executive Officer. “The Stella D’oro brand will make us a more valuable partner with our customers and leverage our existing capabilities to support our trend of profitable growth.”
About Lance, Inc.
Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout much of the United States and other parts of North America. The Company’s products include sandwich crackers and cookies, potato chips, crackers, cookies, other snacks, sugar wafers, nuts, restaurant style crackers and candy. Lance has manufacturing facilities in North Carolina, Iowa, Georgia, Massachusetts, Texas, Florida, Ohio, and Ontario, Canada. Products are sold under the Lance, Cape Cod, Tom’s, and Archway brand names along with a number of private label and third party brands. The Company’s products are distributed through its direct-store-delivery system, a network of independent distributors and direct shipments to customer locations. Products are distributed widely through grocery and mass merchant stores, convenience stores, club stores, food service outlets and other channels.

This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ, including price competition and industry consolidation, increases in cost or availability of ingredients, product price increase impact on total revenue, risks from large customers, changes in consumer preferences, implementation of a new information system, product recalls or safety concerns, food industry and regulatory factors, acquisition and divestiture risks, ability to execute strategic initiatives, interest rate, foreign exchange rate and credit risks, natural disasters or catastrophic events and current economic conditions are discussed in the Company’s most recent Form 10-K filed with the Securities and Exchange Commission.